FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          21st Century Holding Company
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Florida                                        65-0248866
        ---------                                    ----------------
  (State of incorporation                            (I.R.S. Employer
      or organization)                               Identification No.)

     3661 West Oakland Park Blvd.,
               Suite 300
      Lauderdale Lakes, Florida                           33311
    --------------------------------                    ----------
 (Address of principal executive offices)               (Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                            Name of each exchange on which
to be so registered                            each class is to be registered
----------------------                       ----------------------------------

      None                                                   None

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |_|

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |X|

Securities Act registration statement file number to which this form relates:
333-120157

Securities to be registered pursuant to Section 12(g) of the Act:

                  Redeemable Warrants to Purchase Common Stock
                  --------------------------------------------
                                (Title of Class)

Item 1. Description of Registrant's Securities to Be Registered.

21st Century Holding Company (the "Company") has issued redeemable warrants (the "Warrants") to purchase one share of the Company's common stock, par value $0.01 per share (the "Common Stock"). The exercise price of the Warrants is $12.75 per share. The total number of shares of the Company's Common Stock issuable upon exercise of the Warrants equals 1,019,608.

The Warrants may be exercised, in whole or in part, until September 30, 2007. After the expiration date, Warrant holders shall have no further rights.

The Company may redeem some or all of the outstanding Warrants beginning on September 30, 2005 for $0.01 per Warrant at any time on 30 days' prior written notice if the closing bid price of the Company's common stock is 150% of the exercise price for 20 consecutive trading days.

The exercise price will be increased or decreased, as the case may be, if the Company subdivides or combines its outstanding shares of Common Stock (or other securities at the time receivable upon the exercise of the Warrants) by recapitalization, reclassification or split-up; or if the Company declares a stock dividend or distributes shares of Common Stock to its shareholders. The exercise price will also be adjusted in the event the Company issues shares of Common Stock at a price per share less than the exercise price, subject to certain exceptions.

Item 2. Exhibits

            Exhibit No.              Description
            -----------              -----------

                4.1                  Form of Redeemable Warrant dated
                                     September 30, 2004 (1)

                4.2 Unit Purchase Agreement dated September 30, 2004 between the Company and the Purchasers of the 6% Senior Subordinated Notes due September 30, 2007 (2)
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(1) Incorporated by reference to Exhibit 4.9 to the Company's Registration
Statement on Form S-3 (File No. 333-120157).

(2) Incorporated by reference to Exhibit 4.10 to the Company's Registration Statement on Form S-3 (File No. 333-120157).


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

                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  December 30, 2004              21st Century Holding Company

                                       By: /s/ J. Gordon Jennings III
                                           -------------------------------------
                                           Name:  J. Gordon Jennings III
                                           Title: Treasurer and Chief
                                                  Financial Officer


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